EXHIBIT 5.8

FORM OF NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is entered into by and between KingsCrowd, Inc., a corporation organized under the laws of Delaware (the “Company”), and the person or entity listed on the Purchaser Signature Page hereto (the “Purchaser”).

RECITALS:

WHEREAS, the Company is offering in a private offering to “accredited investors” up to $500,000 aggregate principal amount of 5% Convertible Promissory Notes containing substantially identical terms in the form attached hereto as Exhibit A (the “Notes”), on a best efforts, no minimum basis (the “Offering”); and

WHEREAS, the Offering is being made to “accredited investors” without registration of the Notes or the shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), issuable upon conversion of the Notes (the “Conversion Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemptions from the registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, a Note in the principal amount set forth opposite such Purchaser’s name on the Purchaser Signature Page hereto

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. Purchase and Sale; Closing.

(a) Purchase and Sale. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Purchaser hereby purchases from the Company, and the Company hereby sells to Purchaser, a Note in the principal amount as set forth on the signature page of this Agreement executed by the Purchaser (“Purchase Price”).

(b) Payment. Promptly after the transmission to the Company of the Purchaser Signature Page, Purchaser will initiate a wire transfer in an amount equal to the Purchase Price to the Company’s account by wire transfer of immediately available funds, the coordinates for which are set forth on Exhibit B.

(c) Closing. The closing of the purchase and sale of the Note shall take place electronically via the exchange of documents and signatures or in such other manner as the Company may notify Purchaser, promptly after the date on which the Company receives the Purchase Price (the “Closing,” and the date on which the Closing occurs, “Closing Date”).

(d) Closing Deliverables. At the Closing: (i) Purchaser shall deliver the Purchase Price; and (ii) the Company shall deliver this Agreement and the Note duly executed by an authorized officer of the Company.

2. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser that:

(a) Organization and Qualification. The Company is duly formed and validly existing under the laws of State of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets; and has secured any other authorizations, approvals, permits and orders required by law, of any, for the conduct by the Company of its business as it is currently being conducted.

(b) Authorization; Validity. The execution, delivery and performance of this Agreement by the Company has been duly approved by the Board of Directors of the Company and all other actions required to authorize and effect the offer and sale of the Notes have been duly taken and approved. The Notes have been duly and validly authorized and when issued and paid for in accordance with the terms hereof, will be valid and binding obligations of the Company enforceable in accordance with their terms. The Conversion Shares have been duly reserved for issuance, and upon issuance will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchaser in this Agreement, the Conversion Shares will be issued in compliance with all applicable federal and state securities laws.

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(c) Corporate Power; Execution and Delivery. The Company has all requisite corporate power to execute and deliver this Agreement and to issue the Notes (collectively, the “Transaction Documents”) and the Conversion Shares, and to carry out and perform its obligations under the terms of the Transaction Documents. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The Conversion Shares, when issued in compliance with the provisions of the Transaction Documents will be validly issued, fully paid and nonassessable and free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(d) Non-Contravention. The execution and delivery by the Company of the Transaction Documents and the performance and consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Company’s Certificate of Incorporation, bylaws or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e) Consents. No consent, approval, authorization, order, filing or registration of or with any governmental authority or third party is required for execution, delivery or performance by the Company of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except (i) for the filing of a Form D with the US Securities and Exchange Commission (the “Commission”), and (ii) as may be required under the securities or “Blue Sky” laws of any U.S. state applicable to the purchase of the Note.

(f) Capitalization. The authorized capital stock of the Company consists of 66,000,000 shares of capital stock, including 51,000,000 shares of Class A Common Stock, of which 23,587,704 shares are outstanding, and 15,000,000 shares of Class B Common Stock, of which 12,719,151 shares are outstanding. The Class A Common Stock and Class B Common Stock are identical in all respects except that each share of Class A Common Stock entitles the holder to one vote per share and each share of Class B Common Stock entitles the holder ten votes per share As of the date hereof, there are outstanding options, warrants, or other rights to purchase an aggregate of 7,819,277 shares of Class A Common Stock. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights.

(g) No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of the Company, threatened, against the Company that would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, financial condition or operations of the Company.

(h) Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 3 hereof, the offer, issue, and sale of the Notes and the Conversion Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable State Securities Laws.

(i) No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Purchaser a copy of any disclosures provided thereunder.

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(j) No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor, to the knowledge of the Company, any of its directors or officers, employees or agents (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D under the Act) or general advertising with respect to the sale and issuance of the Notes, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Notes under the Securities Act.

3. Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to and covenants with the Company as follows:

(a) Reliance on Exemptions. Purchaser acknowledges that the Offering has not been reviewed by the Commission or any state agency because of the Company’s representations that this is intended to be a nonpublic offering exempt from the registration requirements of the Securities Act and state securities laws. Purchaser understands that the Company is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Note.

(b) Accredited Investor. Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and that it is able to bear the economic risk of any investment in the Notes.

(c) Risk of Investment. Purchaser recognizes that the purchase of the Notes involves a high degree of risk in that: (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Notes; (ii) transferability of the Notes and the Conversion Shares is extremely limited; and (iii) the Company may require substantial additional funds to implement its business plans and there can be no assurance that any other funds will be available to the Company.

(d) Investment Purpose. Purchaser represents that the Note is being purchased for his, her or its (“its”) own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the Securities Act.

(e) Information and Non-Reliance.

(i) Purchaser acknowledges that Purchaser has carefully reviewed this Agreement. Purchaser has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of this Offering and this Agreement and to obtain such additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as Purchaser reasonably desires in order to evaluate the investment. Purchaser understands this Agreement and Purchaser has had the opportunity to discuss any questions regarding this Agreement with Purchaser’s counsel or other advisor. Notwithstanding the foregoing, the only information upon which Purchaser has relied is that set forth in this Agreement and the results of independent investigation by Purchaser. Purchaser has received no representations or warranties from the Company, its employees, agents or attorneys in making this investment decision other than as set forth in the Agreement. Purchaser does not desire to receive any further information.

(ii) Purchaser represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Company, as investment advice or as a recommendation to purchase the Note, it being understood that information and explanations related to the terms and conditions of the Securities and this Agreement shall not be considered investment advice or a recommendation to purchase the Note.

(iii) Purchaser confirms that the Company has not (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) an of investment in the Note or (ii) made any representation to the Purchaser regarding the legality of an investment in the Note under applicable legal investment or similar laws or regulations. In deciding to purchase the Note, Purchaser is not relying on the advice or recommendations of the Company and Purchaser has made its own independent decision that the investment in the Note is suitable and appropriate for the Purchaser.

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(f) Restrictions on Transfer of the Note and the Conversion Shares; Legends.

(i) Restricted Securities; Restrictions on Transfer.

(A) The undersigned understands that the Note has not been and the Conversion Shares will not be registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof.

(B) Purchaser understands that the Note is and the Conversion Shares will be, “restricted securities” under applicable federal securities laws and that the Securities Act and that the rules of the Commission provide in substance that the undersigned may dispose of the Note and the Conversion Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Purchaser understands that the Company has no obligation or intention to register the Note or the Conversion Shares under, or to take action so as to permit sales pursuant to, the Securities Act (including Rule 144 thereunder). Accordingly, Purchaser understands that under the Commission’s rules, Purchaser may dispose of the Note and the Conversion Shares principally in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the hands of the undersigned. Consequently, Purchaser understands that it must bear the economic risks of the investment in the Note and the Conversion Shares, if issued, for an indefinite period of time.

(ii) Purchaser acknowledges that there is no public market for any of the Company’s securities and there can be no assurance that a public market for the Company’s securities will otherwise develop.

(iii) Covenants with Respect to Transfers. Purchaser covenants and agrees with the Company that:

(A) it will not sell, assign, pledge, give, transfer or otherwise dispose of the Note or the Conversion Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of such securities under the Securities Act and all applicable state securities laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable state securities laws;

(B) the Company will require a written opinion of counsel of Purchaser reasonably satisfactory to the Company in form and substance that any transfer, pledge, assignment or sale of the Note or the Conversion Shares is exempt from the registration requirements of the Securities Act and applicable state securities laws.

The Company will not be obligated to recognize or register any transfer of the Securities that does not conform to the foregoing.

(iv) Legends. Purchaser acknowledges and agrees with the Company that:

(A) The Note will be imprinted with a legend in substantially the following form:

“THIS NOTE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFEREDSOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE MAKER, IS OBTAINED TO THE EFFECT THAT SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS.”

(B) The certificates representing the Conversion Shares will be imprinted with a legend in substantially the following form:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED.”

Each of the Note and the Conversion Shares will be imprinted with any legends required under the state securities laws of the jurisdiction in which the Purchaser resides.

(g) Tax Consequences. Purchaser acknowledges that the purchase of the Note and the acquisition of the Conversion Shares may involve tax consequences and that the contents of this Agreement do not contain tax advice or information. Purchaser acknowledges that it must retain its own professional advisors to evaluate the tax and other consequences of an investment in the Notes and the Conversion Shares.

(h) Due Authorization; Enforcement. Purchaser has all requisite power and authority (and in the case of an individual, capacity) to purchase and hold the Securities, to execute, deliver and perform Purchaser’s obligations under this Agreement and when executed and delivered by Purchaser, this Agreement will constitute legal, valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(i) Address. The residence address of Purchaser furnished by Purchaser on the signature page hereto is Purchaser’s principal residence if Purchaser is an individual or its principal business address if it is a corporation, partnership, trust or other entity.

(j) Compliance with Laws. Purchaser will comply with all applicable laws and regulations in effect in any jurisdiction in which the Purchaser purchases or sells Securities and obtain any consent, approval or permission required for such purchases or sales under the laws and regulations of any jurisdiction to which the Purchaser is subject or in which the Purchaser makes such purchases or sales, and the Company shall have no responsibility therefore.

(k) Accuracy of Representations and Warranties. The information set forth herein concerning Purchaser is true and correct. Purchaser understands that, unless the Purchaser notifies the Company in writing to the contrary at or before the Closing, each of the Purchaser’s representations and warranties contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by the Purchaser.

(l) Entity Representation. If Purchaser is a corporation, partnership, trust or other entity, such entity further represents and warrants that it was not formed for the purpose of investing in the Company.

(m) No General Solicitation. Purchaser was not induced to invest in the Company or in the Securities by any form of general solicitation or general advertising including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the news or radio; (ii) any seminar or meeting whose attendees were invited by any general solicitation or advertising; and (iii) any solicitation within the United States.

(n) No General Solicitation. Purchaser represents that it is not subscribing for the Note as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting or any public announcement or filing of or by the Company.

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4. Conditions to Closing of the Purchaser. Purchaser’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date.

(b) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be obtained and effective as of the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company, or any of the officers, directors or affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

5. Miscellaneous Provisions.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5(a)):

If to the Company:	745 Atlantic Avenue Boston, MA 02111
E-mail:	chris@kingscrowd.com
Attention:	Christopher Lustrino

If to Purchaser, to the address as set forth on the Purchaser Signature Page.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

(b) Entire Agreement; Amendment. This Agreement supersedes all other prior oral or written agreements between or among the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the holders of at least a majority of the principal amount of the Notes then outstanding (the “Required Holders”). No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding.

(c) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

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(d) Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement, including relating to the dissolution of the Company, whether sounding in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(e) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(f) Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by electronic transmission (facsimile or pdf), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same with the same force and effect as if such electronic signature page were an original thereof.

(g) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders, except by merger or consolidation. Purchaser may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld.

(i) Replacement of Securities. If any certificate or instrument evidencing any of the securities issuable pursuant to this Agreement is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. If a replacement certificate or instrument evidencing any security is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

(j) Survival. All representations, warranties and covenants contained in this Agreement shall survive (i) the acceptance of the subscription by the Company, (ii) changes in the transactions, documents and instruments described in the Offering Documents which are not material or which are to the benefit of the undersigned and (iii) the death or disability of the undersigned.

(k) Severability. The provisions of this Agreement and the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Transaction Documents and, this Agreement shall be construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

(l) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

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COMPANY SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

KINGSCROWD, INC.

By:
Name:	Christopher Lustrino
Title:	President

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PURCHASER SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, and intending to be legally bound hereby, Purchaser has caused this Note Purchase Agreement to be duly executed and, by executing this signature page, hereby executes, adopts and agrees to all terms, conditions, and representations contained in the foregoing Note Purchase Agreement and hereby agrees to purchase a Note in the principal amount set forth below.

Principal amount of Note subscribed for:

$_____________________________________

For Natural Persons:	For Entities:

Signature	Legal Name of Entity

Print Name	By:

Signature of Joint Purchaser	Name:

Print Name	Title:

Dated: _______________________________	Dated:

Nature of Joint Ownership: _______________________________________

Address: _______________________________________________________________________________

Country of Residence: _____________________________________________________________________

Telephone Number: _____________________________                        Email Address: ____________________

Taxpayer ID: ____________________________________________________________________________

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EXHIBIT A

THIS NOTE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFEREDSOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE MAKER, IS OBTAINED TO THE EFFECT THAT SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS.

KINGSCROWD, INC.

5% CONVERTIBLE PROMISSORY NOTE

$[_______________________]	December 31, 2020
Principal Amount	Issuance Date

FOR VALUE RECEIVED, KingsCrowd, Inc., a Delaware corporation (the “Company”), with offices located at 745 Atlantic Avenue, Boston, MA 02111, email address: chris@kingscrowd.com, promises to pay to [________________________] (“Holder”), the Principal Amount, together with interest accrued thereon, as hereinafter provided.

This Note shall rank pari passu in all respects with other 5% Convertible Promissory Notes in the aggregate principal amount of up to $500,000, including in respect of the rights of repayment and conversion thereof, and all payments on and conversion of the Notes shall be made to the holders thereof pro rata based on the respective unpaid balances of each 5% Convertible Promissory Note.

Certain capitalized terms used herein are defined in Section 19.

1. Interest.

(a) Rate. Interest shall accrue on the Principal Amount at the rate of five percent (5%) per annum (“Interest”) commencing as of the Issuance Date and continuing through the date on which all this Note automatically converts as provided in Section 3 below or the Company otherwise fully satisfies all of its obligations under this Note. All computations of Interest hereunder shall be made on the basis of a 360-day year of twelve 30-day months.

(b) Default Rate. If all or a portion of the Principal Amount or Interest shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), the Company hereby promises to pay, on demand, interest on such overdue amount from and including the due date to, but excluding, the date such amount is paid in full, at eight percent (8%) per annum until the date such overdue amount is paid in full.

2. Maturity; Conversion. This Note shall mature on the earliest of the Posting Date or December 31, 2021, as provided in this Section 2.

(a) Conversion.

(i) Automatic Conversion on Posting Date. On the Posting Date, the Outstanding Balance shall, without any action on the part of the Holder, automatically convert into a number of Conversion Shares calculated by dividing the Outstanding Balance by the Conversion Rate (“Automatic Conversion”). Upon issuance as provided in this Section 2(a)(i), the Conversion Shares shall be fully paid and nonassessable shares of the Common Stock of the Company. As of the Posting Date, this Note shall be of no further force or effect and the Company’s only obligation to the Holder shall be to deliver a certificate evidencing the Conversion Shares.

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(ii) Mechanics of Conversion.

(1) Upon the Posting Date, the Company shall provide Holder with written notice thereof and within two business days thereafter, the Holder shall surrender this Note to the Company in the manner provided in such notice. Upon conversion and surrender of this Note, the Holder hereby agrees to execute and deliver to the Company the Regulation A Transaction Documents.

(2) The Company shall, as soon as practicable after the surrender of this Note and delivery of the Regulation A Transaction Documents as provided in Section 2(b)(i) above, issue and deliver to the Holder, a certificate or certificates representing the number of Conversion Shares to which Holder shall be entitled. The Company shall not be obligated to issue any certificate or other instrument evidencing any Conversion Shares unless this Note is either delivered to the Company or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by the Company in connection therewith.

(iii) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. No fractional shares of equity securities shall be issued upon conversion of this Note into Conversion Shares. In lieu of fractional shares to which the Holder would otherwise be entitled, the Company shall round up any fractional share to the next whole share.

(iv) Cancellation of Note. Upon the conversion of this Note pursuant to this Section 2(a), this Note shall be canceled and of no further force or effect and, the Holder’s only remedy shall be to receive a certificate representing the Conversion Shares.

(b) Payment on Maturity. Unless sooner converted in accordance with Section 2(a), the Outstanding Balance shall become due and payable by the Company on December 31, 2021 (the “Maturity Date”). The Company shall pay to Holder the Outstanding Balance without deduction by reason of any set-off, defense or counterclaim in immediately available funds in lawful currency of the United States of America at the Holder’s address on file with the Company or at such other place as the Holder shall have designated to the Company in writing. Payment shall be credited first to any costs, expenses or charges then payable to the Holder, then to accrued but unpaid interest then due and payable, and then to principal. The Company may not prepay any principal without the prior written consent of the Holder, in which case any prepayment of principal shall be accompanied with accrued but unpaid interest in respect to such principal payment.

(c) Fundamental Transaction. If, prior to an Automatic Conversion or payment of the Outstanding Balance upon Maturity, the Company proposes to enter into or become a party to a Fundamental Transaction, then the Company shall transmit to the Holder a Fundamental Transaction Notice not less than twenty (20) days prior to the closing date of such proposed Fundamental Transaction and the Holder shall have the option to cause the Successor Entity to assume this Note as provided in Subsection 2(c)(i) or to convert this Note into shares of Common Stock as provided in Subsection 2(c)(ii) below. The Holder shall communicate its election with respect to this Note not less than ten (10) days prior to the date of the Fundamental Transaction in the manner directed in the Fundamental Transaction Notice (the “Election Date”). If the Holder fails to communicate its election to the Company prior to the Election Date, this Note automatically shall be assumed by the Successor Entity as provided in Section 2(c)(i) below.

(i) Assumption by Successor Entity upon Fundamental Transaction. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 2(c)(i) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction, including agreements to deliver to each holder of a 5% Convertible Promissory Note a promissory note made by the Successor Entity, which includes terms, provisions and conditions similar to the terms, provisions and conditions of the 5% Convertible Promissory Notes in all material respects, and shall provide for a principal amount and interest rate equal to the principal amount and the interest rate of each 5% Convertible Promissory Note then outstanding (each a “New Note”), except that the New Notes shall not include any conversion right. If the Holder elects to cause the Successor Entity to issue a New Note upon the consummation of a Fundamental Transaction, upon the exchange by a holder of a 5% Convertible Promissory Note for a New Note, this Note and the other 5% Convertible Promissory Notes shall be of no further force or effect and the rights and obligations of the holders of the 5% Convertible Promissory Notes and the Successor Entity shall be as set forth in such New Notes.

(ii) Conversion upon Fundamental Transaction. The Fundamental Transaction Notice shall allow for Holder to elect to convert the Outstanding Balance of this Note into Common Stock and set forth the manner in which the Holder may make such election and receive Conversion Shares. The Outstanding Balance of this Note shall be convertible into a number of Conversion Shares determined by dividing the Outstanding Balance by either (x) $.80 per share or (y) an amount equal to 80% of the aggregate fair market value of all consideration paid by the Successor Entity for each share of Common Stock acquired in the Fundamental Transaction or, if the Successor Entity did not acquire the capital stock of the Company directly from the Company’s stockholders, the amount distributed by the Company to the Company’s stockholders for each share of Common Stock outstanding, whichever yields to the Holder the greatest number of Conversion Shares.

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3. Reservation of Securities. The Company shall at all times reserve and keep available out of (x) its authorized but unissued shares of Common Stock and (y) the number of shares of Common Stock offered in the Regulation A Offering for the purpose of effecting the conversion of this Note, the full number of shares of Common Stock then issuable upon the conversion of this Note and all outstanding 5% Convertible Promissory Notes.

4. Restrictive Legend. Any securities issuable upon the conversion of this Note shall be stamped or imprinted with legends substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

The certificate representing the Conversion Shares also will be imprinted with any legends required under the state securities laws of the jurisdiction in which the Holder resides.

5. Events of Default. If any of the following events of default (collectively, “Events of Default”) shall occur prior to the Maturity Date:

(a) the Company shall fail to make the payment of any principal or interest for a period of thirty (30) days after the date such payment shall become due and payable hereunder;

(b) the Company shall fail to comply with any covenant, agreement or term contained in this Note in any material respect (other than the payment of principal or interest), and such failure has continued for thirty (30) days after the Company has been notified in writing of such failure by the Holder;

(c) the liquidation, termination or dissolution of the Company or its ceasing to carry on actively its present business or the appointment of a receiver for a material portion of its property, or the making of an assignment for the benefit of creditors by the Company; or

(d) the institution of bankruptcy, reorganization, arrangement, liquidation, receivership, moratorium or similar proceedings by or against the Company, and, if so instituted against the Company, the pendency thereof for thirty (30) days, then, and in any such event the Company shall inform the Holder in writing of, and promptly upon, occurrence of such event and thereupon and at any time thereafter while such Event of Default is continuing, the Holder, by written notice to the Company (the “Default Notice”), may declare the entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, to be immediately due and payable no later than thirty (30) days after receipt of such Default Notice by the Company; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (c) or (d) or above, then this Note shall become immediately due and payable without the necessity of any action by the Holder or notice to the Company.

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6. Waiver. The Company waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and also waive any delay on the part of the Holder hereof. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

7. Powers and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by the Transaction Documents or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

8 .Parties in Interest. This Note shall be binding upon the Company and its successors and permitted assigns and the terms hereof shall inure to the benefit of the Holder and its successors and permitted assigns.

9. Amendments. This Note may be amended, modified or terminated only by a written instrument executed by the Company and the Holder. Any amendment, modification or termination so effected shall be binding upon the Company, the Holder and all of its successors and permitted assigns, whether or not such party, assignee or other holder entered into or approved such amendment, modification or termination.

10. Binding Effect. The obligations of the Company and the Holder set forth herein shall be binding upon the successors and permitted assigns of each such party.

11. Maximum Permissible Rate. Notwithstanding anything herein to the contrary, payment of any interest, expense or other amount shall not be required if such payment would be unlawful. In any such event, this Note shall automatically be deemed amended so that interest charges and all other payments required hereunder, individually and in the aggregate, shall be equal to but not greater than the maximum permitted by law.

12. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

13. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be as set forth above.

14. Indemnity and Enforcement Expenses. The Company agrees:

(a) to indemnify and hold harmless the Holder and each of officers, directors, members, employees, agents, Affiliates and successors from and against any and all claims, damages, demands, losses, obligations, judgments, suits, actions, threats and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) in any way arising out of or in connection with this Note; and

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(b) to pay and reimburse the Holder upon demand for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that the Holder may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), or (ii) the failure by the Company to perform or observe any of the provisions hereof.

The provisions of this Section 14 shall survive the execution and delivery of this Note, the repayment of any or all of the Principal Amount and/or Accrued Interest and the conversion of all or any portion of the Outstanding Balance.

15. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement, including relating to the dissolution of the Company, whether sounding in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

16. Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 6(a) shall be effective service of process for any suit, action or other proceeding brought in any such court.

17. Replacement of Note. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like tenor and amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of such Note and (ii) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

18. Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

19. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in this Section 1.

(a) “Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

(b) “Conversion Rate” means the rate at which the Outstanding Balance converts into shares of Common Stock, which shall be equal to 80% of the Offering Price.

(c) “Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note, comprising shares of Common Stock offered in the Regulation A Offering and the Holder shall be deemed to have purchased the Conversion Shares in the Regulation A Offering.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(e) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of capital stock (not including any shares of capital stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of capital stock of the Company, or (v) reorganize, recapitalize or reclassify its class of common stock or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate capital stock of the Company outstanding.

(f)“Fundamental Transaction Notice” means the written notice from the Company to the Holder describing a proposed Fundamental Transaction which shall include all material nonpublic information then possessed by the Company pertaining to the Fundamental Transaction and the Successor Entity, including the fair market value of the consideration to be paid by the Successor for each share of Common Stock outstanding.

(g) “Note” shall mean this 5% Convertible Promissory Note.

(h) “Offering Price” shall mean the price at which the shares of Common Stock are offered in the Regulation A Offering.

(i) “Outstanding Balance” shall mean the Principal Amount and all interest accrued thereon at any time as calculated in accordance with this Note.

(j) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k) “Posting Date” shall mean the date on which the Company’s offering circular with respect to the offering of Common Stock pursuant to Regulation A is first posted on a third-party investor portal.

(l) “Regulation A” shall mean Regulation A of the rules and regulations promulgated under the Securities Act.

(m) “Regulation A Offering” shall mean the offering of shares of common stock to be undertaken by the Company pursuant to Regulation A.

(n) “Regulation A Transaction Documents” means all transaction documents entered into by other purchasers participating in the Regulation A Offering, including but not limited to a purchase agreement and/or other ancillary agreements with customary representations and warranties and transfer restrictions.

(o) “Required Holders” means the holders of at least a majority of the principal amount of the Notes then outstanding.

(p) “SEC” shall mean the United States Securities and Exchange Commission.

(q) “Securities Act” shall mean the Securities Act of 1933, as amended.

(r) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made

[Signature Page to Follow]

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The Company has caused this Convertible Promissory Note to be signed in its name and executed as a sealed instrument as of the date first written above.

KINGSCROWD, INC.

By:
Name:	Christopher Lustrino
Title:	President
Address for Notice:
745 Atlantic Avenue Boston, MA 02111 Email: chris@kingscrowd.com

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EXHIBIT B

COMPANY WIRE TRANSFER COORDINATES

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